UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 19, 2010

Gladstone Commercial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-33097	020681276
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive, Suite 200, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-287-5800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.02 Termination of a Material Definitive Agreement.

On October 19, 2010, Gladstone Commercial Corporation (the "Company") terminated its previously announced continuous private offering (the "Offering") of up to 3,333,333 shares of the Company’s then newly designated unregistered senior common stock (the "Senior Common Stock") at $15.00 per share. In connection with the Company’s decision to terminate the Offering, the Company terminated the dealer manager agreement, dated November 19, 2009 (as amended and restated on December 22, 2009, the "Dealer Manager Agreement"), with Halcyon Capital Markets, LLC ("Halcyon") pursuant to which Halcyon had agreed to act as the Company’s dealer manager in connection with the Offering.

Pursuant to the terms of the Dealer Manager Agreement, Halcyon was entitled to receive a sales commission in the amount of 7.0% of the gross proceeds of the Senior Common Stock sold, plus a dealer manager fee in the amount of 3.75% of the gross proceeds of the Senior Common Stock sold. Pursuant to the Dealer Manager Agreement, Halcyon was permitted to reallow all of its selling commissions attributable to sales made by any participating broker-dealer. Additionally, the Company agreed to pay an additional amount up to 0.5% of the gross proceeds of the Offering as reimbursement to Halcyon or any participating dealers for bona fide due diligence expenses that they incur in connection with the Offering.

In addition to the Dealer Manager Agreement, the Company and Halcyon were also parties to a dealer manager operating agreement (the "Operating Agreement") pursuant to which the Company and Halcyon agreed to a budget for the Offering and the Company agreed, subject to the terms of the Operating Agreement, to advance certain expenses of the Offering (the "Advances") to Halcyon. Under the terms of the Operating Agreement, the Company had the ability to retain a portion of the dealer manager fees payable under the Dealer Manager Agreement as reimbursement for the Advances. The Operating Agreement terminated automatically in connection with the Company’s termination of the Offering and the Dealer Manager Agreement. Prior to the termination of the Company’s Dealer Manager Agreement Halcyon was paid certain dealer manager fees and sales commissions.

In connection with the Company’s decision to terminate the Offering, the Company also terminated the distribution reinvestment plan with respect to the Senior Common Stock.

The information set forth above with respect to each of the Dealer Manager Agreement and the Operating Agreement is qualified in its entirety by the full text of such agreements, which were filed as Exhibit 10.39 and Exhibit 10.40, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and are incorporated into this Item 1.02 disclosure by reference.

Item 8.01 Other Events.

As of October 19, 2010, the Company had sold a total of 58,571.45 shares of Senior Common Stock pursuant to the Offering and 181.5 shares of Senior Common Stock were issued pursuant to the distribution reinvestment plan. Total net proceeds from the sale of shares of Senior Common Stock in the Offering, after commissions and the dealer manager fee, were $787,200.25.

The issuance of securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 506 thereunder, among other exemptions, on the basis that the securities were sold in a private offering not involving general solicitation and that the purchasers of the securities in the Offering were accredited investors.

This Current Report on Form 8-K and the statements contained herein do not, and shall not be deemed to, constitute an offer to sell or buy or a solicitation of an offer to sell or buy any securities of the Company.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation

October 19, 2010	By:	Danielle Jones

Name: Danielle Jones
Title: Chief Financial Officer